UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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YARDVILLE NATIONAL BANCORP

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2465 Kuser Road

Hamilton, New Jersey 08690

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

March 28, 2006

Dear Fellow YNB Shareholder:

At YNB’s May 3, 2006 Annual Meeting of Shareholders, you will be asked to elect three directors. Your Board of Directors has nominated three highly-qualified individuals—Samuel D.

Marrazzo, Louis R. Matlack and George D. Muller—who have diligently served on YNB’s Board and share the Board’s commitment to enhancing long-term shareholder value.

We are convinced that the strategy your Board and management is pursuing will enhance longterm shareholder value. We have a proven track record of creating excellent returns for shareholders for the past ten years, and believe YNB is well-positioned to continue that strong performance.

As you may know, a group of dissident shareholders led by Larry Seidman has proposed their own slate of three director nominees in opposition to the incumbent directors nominated by your Board. You should be aware that this group of dissidents have used this same tactic many times before to gain access to the decision-making of financial institutions in order to serve their own short-term interests. We strongly believe that the dissident group’s initiation of a costly and disruptive proxy contest interferes with the significant progress YNB has made and continues to make, and is not in the best interests of shareholders.

Your Board unanimously recommends that you vote your shares FOR YNB’s director nominees—Messrs. Marrazzo, Matlack, and Muller—by signing, dating and returning the enclosed BLUE proxy card today. We urge you to immediately discard and not return any white proxy card you may receive from the dissident group.

YNB HAS A 10-YEAR TRACK RECORD OF DELIVERING SHAREHOLDER VALUE

Our strong historical financial results have demonstrated our ability to build value for shareholders. Over the past ten years, YNB has delivered:

• 29% compound annual commercial loan growth;

• 22% compound annual asset growth;

• 20% compound annual net income growth;

• 9% compound annual growth in earnings per share; and

• More than a 500% total return to shareholders or an approximately 20% annual return since YNB became a public company.

YNB is also committed to returning capital to shareholders. The Company has paid shareholders a cash dividend for the last 49 consecutive quarters, and in 2005 alone, the Company delivered $4.9 million in dividends to shareholders.

YNB’S BOARD AND MANAGEMENT TEAM HAVE THE RIGHT PLAN TO

CONTINUE LEADING THE COMPANY AND INCREASING SHAREHOLDER VALUE

We are confident that YNB has strong future prospects for continued top-line growth and profitability. YNB’s strategy is focused on enhancing shareholder value by:

• Expanding operations in excellent markets with significant opportunities for sustainable and profitable growth

• Taking advantage of industry consolidation to increase market share among both commercial and retail banking customers who value YNB’s personal brand of banking

• Investing in updated technologies to provide state-of-the-art products and services,

• Helping our communities grow and prosper, and

• Executing our retail strategy, which includes:

o Opening branches in new markets to generate and provide lower cost deposits to fund a growing quality commercial loan portfolio

o Reinforcing our brand image through consistent and effective marketing campaigns

o Introducing new products and enhanced services to attract new customers and retain current ones, and

o Focusing on our central value proposition: delivering high quality, personal banking service in a convenient, efficient manner

Your Board believes that continuing to grow YNB’s commercial loan business, expanding our geographic footprint, and attracting lower cost deposits will provide the best opportunity to enhance profitability and franchise value. We are confident that our strategic plan, strong leadership, and customer relationships will continue to deliver superior long-term value to shareholders.

YNB’S BOARD IS EXPERIENCED AND INDEPENDENT

In contrast to the dissident group’s nominees, your Board is comprised of respected,

independent area businesspeople who are proven business leaders in our communities. We believe your Board’s nominees possess the combination of business experience and dedication to YNB’s shareholders that is critical to the success of a community-based financial institution.

• Samuel D. Marrazzo is a major area employer. As CEO of Marrazzo’s Supermarkets, he has significant experience in managing and operating businesses and real estate enterprises.

He is also a member of the Executive Committee of Retail Marketing Group, LLC, an

organization of supermarket owners with oversight responsibility for negotiation and implementation of supply agreements worth more than $120 million per year. He serves on the YNB Board’s Nominating and Corporate Governance Committee.

• Louis R. Matlack was the principal of Matlack Mediation, which he founded in 1988. In that capacity, he worked with government agencies to resolve developer and planning board issues. He was an executive at Scott Paper for 12 years, and CEO of George D. Wetherill,

Inc. for five years prior to that. He received his Ph.D. in 1962 from Princeton University and serves on the YNB Board’s Audit, Mergers and Acquisitions, and Strategic Planning

Committees.

• George D. Muller is well-known in the Hunterdon County business community, having served as President of Flemington Glass for 35 years. He served as a director of Flemington

National Bank & Trust for 20 years, and as its chairman for three years. Before joining the

YNB Board, he was chairman of the Business Development Board of Carnegie Bank. He

chairs the YNB Board’s Compensation and Compliance Committees.

Messrs. Marrazzo, Matlack and Muller each live and work in the communities we serve. They are long-term YNB shareholders who have demonstrated their commitment to the institution, the neighborhoods in which we do business, and our shareholders. Like every member of the Board, YNB’s director nominees recognize that their primary objective is to enhance value for all shareholders.

UNLIKE THE DISSIDENT GROUP, YOUR BOARD IS FIRMLY COMMITTED TO

ENHANCING VALUE FOR ALL YNB SHAREHOLDERS

While we respect the views and welcome the opinions of all YNB shareholders, we believe that the dissident group’s candidates, if elected, would cause significant distraction and will make it more difficult for the bank to continue executing its strategic plans to enhance long-term shareholder value.

We believe the dissident group is nothing more than a small handful of short-term investors who are not focused on creating shareholder value. At YNB, they are attempting to pursue a pattern that they have repeated many times before with other community banks: demanding seats on a company’s Board of Directors in order to press for immediate sale of the institution, without regard to building long-term value for all shareholders. Far from representing independent major shareholders, two of the dissident group’s nominees hold extremely few shares of YNB stock and have just recently purchased them.

The leader of this group of dissidents, Larry Seidman, was himself placed under a “cease and desist” order by the Federal Office of Thrift Supervision (OTS) for committing “flagrant and serious violations of banking regulations” while a director and shareholder of a New Jersey savings bank. The OTS specifically found that Seidman was guilty of “personal dishonesty.” The present YNB By-laws prevent an individual with that background from serving or recommending individuals to serve on your Board, and the Superior Court of New Jersey just last week reaffirmed that Seidman could not stand for election to YNB’s Board.

We believe that supporting the dissident slate would be equivalent to placing Seidman himself on the YNB Board. We do not consider that to be the best path toward achieving longterm, sustainable shareholder value.

YOUR VOTE IS IMPORTANT - SUPPORT YOUR BOARD’S NOMINEES

Your Board strongly believes that the way to maximize value for all shareholders is the continued execution of our strategic plan, and not a forced, premature sale as advocated by the group of dissidents. We are confident that your Board of Directors and management have the knowledge and expertise to further enhance YNB’s shareholder value. We urge you to sign, date and return the enclosed BLUE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed BLUE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. Remember, do not retain any proxy materials which accompany the white card. If you have any questions or need any assistance voting your shares, please do not hesitate to contact Georgeson Shareholder Communications Inc., who is assisting us in this matter, toll free at 1-800-509-1393.

We appreciate your continued support.

On behalf of the Board of Directors,

Jay G. Destribats

Chairman of the Board of Directors

YNB has filed a definitive proxy statement with the SEC dated March 27, 2006 with the Securities and Exchange Commission (SEC) on or prior to the date of this letter. The proxy statement is being mailed to YNB shareholders on or about March 31, 2006. YNB SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by YNB with the Securities and Exchange Commission in connection with the Annual Meeting through the Securities and Exchange Commission’s web site www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by YNB in connection with the Annual Meeting by directing a request to: Yardville National Bancorp at 2465 Kuser Road, Hamilton, NJ 08690, Attention: Daniel J. O’Donnell, Esq., Chief Legal Officer.

YNB, its executive officers and directors may be deemed to be participants in a solicitation of proxies for YNB’s 2006 Annual Meeting of Shareholders. Information regarding these participants and their interests is contained in YNB’s definitive proxy statement filed with the SEC on or about March 29, 2006.